EXHIBIT 15:    Letter on Unaudited Interim Financial Information

                    Michael L. Stuck CPA, PC
                   7641 E. Gray Road, Suite G
                      Scottsdale, AZ. 85260


February 5, 2002


To Whom It May Concern:

The firm of Michael L. Stuck CPA, P.C., consents to the inclusion of my report of February 4, 2002, on the Financial Statements of Wine Systems Design, Inc., for the three months ended December 31, 2001 and December 31, 2000; the six months ended December 31, 2001; the period August 31, 2000 to December 31, 2000, and the period August 31, 2000 (inception) to June 30, 2001, in any filings which are necessary now or in the near future to be filed with the United States Securities and Exchange Commission.

Signed,

/s/ Michael L. Stuck
    Michael L. Stuck CPA, PC